Exhibit 99.1

KIT digital Prices Offering of $30 Million of Common Stock

NEW YORK, NEW YORK and PRAGUE, CZECH REPUBLIC – September 15, 2011 – KIT digital, Inc. (NASDAQ: KITD), a premium cloud-based software solutions and technology services provider for multi-screen video management and delivery, has priced a public offering of 3,200,000  shares of its common stock at $9.50 per share.

KIT digital expects to receive gross proceeds of approximately $30 million from the sale. KIT digital has granted a 30-day option to the underwriters to purchase up to an additional 480,000 shares to cover over-allotments, if any. The offering is subject to customary closing conditions and is expected to close on September 20, 2011.

KIT digital intends to use the net proceeds from the offering to fortify its balance sheet and to potentially repay debt.

Canaccord Genuity is acting as sole book runner, with Allen & Company LLC as co-lead, and Roth Capital Partners and Janney Montgomery Scott acting as co-managers.

The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission (SEC) that became effective on October 22, 2010. The offering will be made by a prospectus supplement, which is being filed with the SEC.

Copies of the prospectus supplement and accompanying base prospectus may be obtained for free by sending a request to the offices of Canaccord Genuity Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, Phone: 1-800-225-6201. Alternatively, the documents may be obtained by visiting EDGAR on the SEC's website at www.sec.gov.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities. Any such offer may be made only pursuant to the company's final prospectus and prospectus supplement for the offering and only in states in which the offering is registered or exempt from registration and by broker-dealers authorized to do so. The securities to be offered involve a high degree of risk.

About KIT digital, Inc.
KIT digital (NASDAQ: KITD) is a premium provider of end-to-end video management software and related services. The KIT Video Platform, the company's cloud-based video asset management system, enables enterprise, media & entertainment and network operator clients to produce, manage and deliver multi-screen socially-enabled video experiences to audiences wherever they are. KIT digital services more than 2,300 clients in 50+ countries including some of the world's biggest brands. KIT digital maintains executive offices in New York and its operational headquarters in Prague, Czech Republic, with offices in 21 countries around the world. Visit the company at www.kitd.com or follow on Twitter at www.twitter.com/KITdigital.

KIT digital Forward-Looking Statement
This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "plans" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, integration of acquired businesses, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. KIT digital is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

KIT digital Contact:
Gannon Hall
Executive Vice President, Marketing
Tel. +420 724 391 434
Gannon.Hall@kitd.com

KIT digital Investor Relations Contact:
Matt Glover or Geoffrey Plank
Liolios Group, Inc.
Tel. +1-949-574-3860
info@liolios.com

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